UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 23, 2009

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On March 23, 2009, we entered into an accounts receivable financing agreement with Faunus Group International, Inc. (“FGI”). Under the terms of the Sale of Accounts and Security Agreement (the “Agreement”), we may offer to sell our accounts receivable to FGI each month during the term of the Agreement, up to a maximum amount outstanding at any time of five million dollars ($5,000,000) (the “Facility Amount”). We are not obligated to offer accounts in any month, and FGI has the option to decline to purchase any accounts.

Facility Fee. We will pay FGI a one time non-refundable fee in the amount of fifty thousand dollars ($50,000) upon our first funding.

Purchased Accounts. FGI will purchase accounts on either a “Credit Approved” basis or with “Full Recourse” basis, as determined by FGI in its sole and absolute discretion. In the absence of written Credit Approval, the Purchased Accounts shall be purchased with Full Recourse (see below for defined terms). In addition, if FGI fails to collect a Purchased Account within ninety (90) days of its maturity for which Credit Approval has been given, FGI shall pay us the Net Invoice Amount (defined below) of such Purchased Account within a reasonable time period.

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“Net Invoice Amount” means the invoice amount of the Purchased Account, less returns (whenever made), all selling discounts, and credit or deductions of any kind allowed or granted to or taken by the Account Debtor (see exhibit 10.1 for defined term) at any time.

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“Credit Approval(s) and Credit Approved” means, with regard to a Purchased Account, that FGI has accepted the risk of nonpayment as specified under the terms and conditions of this Agreement and with regard to the specific Purchased Accounts for which written credit approval has been given.

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“Full Recourse” means those Purchased Accounts for which FGI has not given Credit Approval, for which Credit Approval has been withdrawn or revoked or with respect to which FGI is not responsible under Section 2 of the Agreement.

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“Purchased Account(s)” means an Account (see exhibit 10.1 for defined term) which is deemed acceptable for purchase as determined by FGI in the exercise of its reasonable sole credit or business judgment and for which FGI has made payment of the sum specified in Section 2 of the Agreement constituting FGI’s acceptance of an Account.

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“Reserve Account” means (a) a bookkeeping account on the books of FGI and/or (b) an account of FGI in which FGI deposits the Required Reserve Amount from time to time, in either case representing an unpaid portion of the Purchase Price, maintained by FGI to ensure our performance with the provisions hereof.

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“Required Reserve Amount” means the Reserve Percentage (see exhibit 10.1 for defined term) multiplied by the unpaid balance of all Purchased Accounts and as such amount may change in accordance herewith.

Purchase Price. The purchase price that FGI will pay us for each Purchased Account shall equal the Net Invoice Amount thereof less FGI’s fees. No discount, credit, allowance or deduction with respect to any Purchased Amount, unless shown on the face of an invoice, shall be granted or approved by us to any Account Debtor without FGI’s prior written consent (see exhibit 10.1 for defined terms).

Collateral Management Fee. Under the Agreement, we will pay FGI a monthly collateral management fee equal to 1.09% of the average monthly balance of Purchased Accounts; with such fee charged monthly to our Reserve Account or if funds are not available therein, payable by us on demand. The minimum monthly net funds employed during each contract year shall be one million seven hundred fifty thousand dollars ($1,750,000); any deficiency will be subject to a charge as defined under the Agreement.

Security Interest. Performance of our obligations under the Agreement is secured by a security interest in all of our assets.

Term and Termination. The original term of the Agreement is twenty four (24) months from the date of the Agreement. The Agreement will renew automatically for an additional two (2) years for each succeeding term unless written notice of termination is given by either party at least sixty (60) days, but not more than ninety (90) days, prior to the end of the original term or any extension thereof. In the event we terminate the Agreement prior to the end of the original term or any extensions thereof, we will be required to pay FGI an early termination fee in the amount of one hundred thousand dollars ($100,000.00). FGI may terminate the Agreement at any time by giving not less than thirty (30) days notice in which event, we will not be required to pay any termination fee.

A complete copy of the Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The summary of the financing transaction set forth above does not purport to be complete and is qualified in its entirety by reference to the Agreement.

On March 25, 2009, we issued a press release announcing the closing of the FGI financing transaction, which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 of this report which is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Sale of Accounts and Security Agreement between Overland Storage, Inc. and Faunus Group International, Inc. dated March 18, 2009 and executed on March 23, 2009.

99.1	Press Release dated March 25, 2009, issued by Overland Storage, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: March 27, 2009	By:	/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Vice President of Finance and
Chief Financial Officer